Exhibit 99.2
Unaudited Pro Forma Condensed Consolidated Financial Information
     The following unaudited pro forma condensed consolidated financials statements illustrate the effects of the disposition of our Peridex® brand of prescription periodontal rinse products (“Peridex®”) on our historical financial position and operating results.
     Our unaudited pro forma condensed consolidated balance sheet as of January 31, 2007 gives effect to the Peridex® disposition as if it occurred as of that date. The unaudited pro forma condensed consolidated statements of operations for the fiscal years ended July 31, 2006 and for the six months ended January 31, 2007, give effect to the transactions as if they occurred on August 1, 2005. The unaudited pro forma condensed consolidated financial statements have been derived from, and should be read, in conjunction with, the historical financial statements, including the notes thereto, in our Annual Report Form 10-K for the fiscal year ended July 31, 2006 and our Current Report on Form 8-K filed on December 28, 2006 for the year ended July 31, 2006 and our Quarterly Report on Form 10-Q/A for the quarter ended January 31, 2007. Such unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the financial position or results of operations that would have been achieved had the transactions described above occurred on the dates indicated or that may be expected to occur as a result of such transactions.

ZILA, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of January 31, 2007

	As Reported	Adjustments	Notes	Pro Forma
	(In thousands except share data)
ASSETS
Current Assets:
Cash and cash equivalents	$13,367	$9,200	A	$22,567
Trade receivables — net of allowances	5,308	(1,082)	B	4,226
Inventories — net	4,318	(197)	C	4,121
Prepaid expenses and other current assets	2,398	(66)	B	2,332
Current assets of discontinued operations		1,148	B	1,148

Total current assets	25,391	9,003		34,394

Property and equipment — net	6,120	—		6,120
Purchased technology — net	10,415	—		10,415
Goodwill — net	14,195	(4,033)		10,162
Trademarks and other intangible assets — net	12,586	(37)		12,549
Other assets	1,437	—		1,437

Total Assets	$70,145	$4,933		$75,078

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,106	$(307)	D	$2,709
Accrued liabilities	6,375	(114)	D	6,261
Short-term borrowings	182	—		181
Deferred gain on sale leaseback	153	—		153
Current portion of long-term debt and capital lease obligations	1,157	—		1,157
Current liabilities of discontinued operations		421	D	422

Total current liabilities	10,883	—		10,833

Deferred revenue and deferred gain on sale leaseback	152	—		152
Long-term debt and capital lease obligations — net of discount and current portion	6,160	—		6,160

Total liabilities	17,195	—		17,195

Shareholders’ Equity:
Preferred stock — Series B, $.001 par value — 2,500,000 shares authorized, 100,000 shares issued and outstanding, liquidation preference $650,000	463	—		463
Common stock, $.001 par value — 147,500,000 shares authorized, 62,039,355 shares issued and outstanding	62	—		62
Capital in excess of par value	122,365	—		122,365
Accumulated other comprehensive loss	(109)	—		(109)
Accumulated deficit	(69,280)	4,933	E	(64,347)
Common stock in treasury, at cost (218,411 shares)	(551)	—		(551)

Total shareholders’ equity	52,950	4,933		57,883

Total Liabilities and Shareholders’ Equity	$70,145	$4,933		$75,078

ZILA, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Six Months Ended January 31, 2007

	As Reported	Adjustments	Notes	Pro Forma
	(In thousands, except per share data)
Net revenues	$9,706	$(2,366)	F	$7,340
Cost of products sold	4,264	(794)	F	3,470

Gross profit	5,442	(1,572)		3,870
Operating costs and expenses:
Marketing and selling	5,162	(240)	F	4,922
General and administrative	7,158	(273)	F	6,885
Research and development	3,352	—		3,352
Depreciation and amortization	1,092	(4)	F	1,088

	16,764	(517)		16,247

Loss from operations	(11,322)	(1,055)		(12,377)

Other income (expense), net Interest income	276	—		276
Interest expense	(5,602)	—		(5,602)
Derivative income	1,059	—		1,059
Other expense	(2)	21	F	19

	(4,269)	21		(4,248)

Loss from continuing operations before income taxes	(15,591)	(1,034)		(16,625)
Income tax benefit (expense)	3,810	416	G	4,226

Loss from continuing operations	$(11,781)	$(618)	H	$(12,399)

Basic and diluted net income (loss) per common share:
Loss from continuing operations	$(0.23)			$(.25)

Weighted average shares outstanding	50,671			50,671

ZILA, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Fiscal Year Ended July 31, 2006

	As Reported	Adjustments	Notes	Pro Forma
	(In thousands, except per share data)
Net revenues	$6,716	$(3,894)	F	$2,822
Cost of products sold	3,173	(1,248)	F	1,925

Gross profit	3,543	(2,646)		897
Operating costs and expenses:
Marketing and selling	6,336	(741)	F	5,595
General and administrative	11,015	(548)	F	10,467
Research and development	7,158	—		7,158
Depreciation and amortization	1,458	(44)	F	1,414

	25,967	(1,333)		24,634

Loss from operations	(22,424)	(1,313)		(23,737)
Other income (expense), net
Interest income	271	—		271
Interest expense	(1,921)	—		(1,920)
Derivative expense	(137)	—		(137)
Other expense	(488)	(31)	F	(518)

	(2,275)	(29)		(2,304)

Loss from continuing operations before income taxes	(24,699)	(1,342)		(26,041)
Income tax expense	(4)	—		(4)

Loss from continuing operations	$(24,703)	$(1,342)	G	$(26,045)

Basic and diluted net income (loss) per common share:
Loss from continuing operations	$(0.49)			$(0.51)

Weighted average shares outstanding	50,671			50,671

NOTES:
The adjustments represent the sale of the Peridex® brand and the elimination of the assets, liabilities related to this business. The pro forma balance sheet assumed that transaction occurred on January 31, 2007, and the pro forma statements of operation assume that the transaction occurred on August 1, 2005.

A	To reflect the estimated net cash proceeds of approximately $9,500,000 from the sale of Peridex ® , net of approximately $300,000 of professional fees and transaction costs.

B	To reflect the reclassification of trade accounts receivable and prepaid expenses retained by Zila, Inc. as “current assets of discontinued operations.”

C	To reflect the sale of Peridex ® inventory.

D	To reflect the reclassification of accounts payable and accrued liabilities retained by Zila, Inc. as “current liabilities of discontinued operations.”

E	To reflect the estimated gain of $4,933,000 for financial statement purposes on the sale of Peridex ® . The gain on the sale of Peridex ® is not reflected in the unaudited pro forma condensed consolidated statements of operations.

F	To reflect the elimination of Peridex ® .

G	To reflect the intra-period allocation of the income tax benefit of $422,000 for the six months ended January 31, 2007 that resulted from the utilization of net operating loss carry forwards to offset the income tax expense on the taxable gain on the sale of Peridex ® included in discontinued operations.

H	The pro forma condensed consolidated statements of operations for the fiscal years ended July 31, 2006 and the six months ended January 31, 2007 do not include the gain on the sale of that will be recorded by Zila, Inc. in connection with the sale of the Peridex product line. At January 31, 2007, such gain was approximately $4,933,000. Such gain will be recorded by Zila, Inc. at the time of the closing of the transaction.